Exhibit 99.1

Celanese Corporation Reports Third Quarter 2023 Earnings

Dallas, November 6, 2023: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported third quarter 2023 GAAP diluted earnings per share of $8.70 and adjusted earnings per share of $2.50. The Company generated net sales of $2.7 billion in the quarter, a decrease of 3 percent from the prior quarter, reflecting a sequential decrease in pricing of 3 percent partially offset by a sequential increase in volume of 1 percent. Celanese reported third quarter consolidated operating profit of $842 million, adjusted EBIT of $451 million, and operating EBITDA of $624 million, at margins of 31, 17, and 23 percent, respectively. The Company has delivered sequential increases in these profitability metrics across each of the last three quarters.
The difference between GAAP diluted earnings per share and adjusted earnings per share in the third quarter was primarily due to Certain Items totaling $438 million, including the gain from the formation of the Nutrinova joint venture (JV) and M&A-related costs, as well as a recorded income tax benefit of $236 million, primarily due to internal relocations of intellectual property to align with acquired operations.
Celanese took actions to reduce costs, align production and inventory levels with demand, and maximize cash generation in response to unfavorable demand and competitive dynamics. As a result, the Company:
•Reduced inventory balances by $177 million in the third quarter with inventory reductions across Engineered Materials and the Acetyl Chain of 7 percent and 6 percent, respectively;
•Generated third quarter operating cash flow of $403 million and free cash flow of $268 million; and
•Reduced net debt by $758 million in the third quarter, including a $697 million sequential decrease in debt and a $61 million sequential increase in cash.
"Our third quarter performance is a reflection of our commitment to take the necessary actions to support our earnings growth and deleveraging plan in what has been a persistently challenging backdrop this year," said Lori Ryerkerk, chair and chief executive officer. "We continued to lift the earnings power of Celanese and significantly strengthened our balance sheet position in the third quarter. Across the first three quarters of 2023 we have reduced our net debt by $829 million and remain well on path to meaningfully exceed the full year objective to reduce net debt by $1 billion in 2023."

Third Quarter 2023 Financial Highlights:

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,528	1,585	929
Acetyl Chain	1,220	1,233	1,397
Intersegment Eliminations	(25)	(23)	(25)
Total	2,723	2,795	2,301

Operating Profit (Loss)
Engineered Materials	691	158	114
Acetyl Chain	272	295	312
Other Activities	(121)	(118)	(118)
Total	842	335	308

Net Earnings (Loss)	949	221	193

Adjusted EBIT(1)
Engineered Materials	229	205	206
Acetyl Chain	310	332	349
Other Activities	(88)	(93)	(45)
Total	451	444	510

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	12	20	70
Acetyl Chain	33	32	34

Operating EBITDA(1)	624	616	607
Diluted EPS - continuing operations	$8.70	$2.00	$1.76
Diluted EPS - total	$8.69	$2.01	$1.75
Adjusted EPS(1)	$2.50	$2.17	$3.94

Net cash provided by (used in) investing activities	375	(163)	(143)
Net cash provided by (used in) financing activities	(700)	(447)	8,600
Net cash provided by (used in) operating activities	403	762	467
Free cash flow(1)	268	611	325
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Announced a series of transactions to extend the Company's debt maturity profile and lower the total effective net borrowing rate to the Company. The total value of the combined 2023, 2024, and 2025 debt maturities was significantly reduced, effectively eliminating the need to refinance any debt over the next several years.
•Completed the formation of Nutrinova, a Food Ingredients JV with Mitsui & Co., Ltd.,. Celanese contributed the assets, technology, and employees of its Food Ingredients business of which Mitsui acquired a 70 percent stake at a purchase price of $503 million, including closing adjustments.
•Announced the planned closure of the Company's nylon 66 (PA66) and high-performance nylon (HPN) polymerization units in Uentrop, Germany. Polymerization costs at Uentrop are the highest in the Celanese global nylon network due to energy and raw material costs in the region. The Company plans to cease PA66 and HPN polymerization at Uentrop by January 1, 2024 and February 1, 2024, respectively.
•Ceased production at Engineered Materials production facilities in Campo Bom, Brazil; Berazategui, Argentina; and Wehr, Germany in September and October.

Third Quarter 2023 Business Segment Overview
Acetyl Chain
The Acetyl Chain delivered third quarter net sales of $1.2 billion, a 1 percent decrease from the prior quarter. Third quarter volume increased by 3 percent sequentially, and pricing decreased by 3 percent sequentially and 18 percent year over year as a result of lower global industry utilization, particularly in the Western Hemisphere. The business navigated weakened pricing conditions by utilizing its commercial and supply chain optionality. Amid disruptions in acetic acid industry supply in China, the business pivoted to secure 48 percent more sequential acetic acid volume in China and captured a disproportionate share of pricing strength at the end of the third quarter. The business continued to flex its production network to align with demand, including idling the Frankfurt VAM facility for the duration of the quarter, to deliver further inventory reductions. As a result of these actions, the Acetyl Chain delivered third quarter operating profit of $272 million, adjusted EBIT of $310 million, and operating EBITDA of $365 million at margins of 22, 25, and 30 percent, respectively. The Acetyl Chain limited the sequential decline in each of these profit metrics to approximately $20 million, despite a series of sequential headwinds including margin compression in Europe, a spike in U.S. Gulf Coast electricity costs, and an unfavorable earnings impact related to inventory. In a global demand environment that remains challenged, the Acetyl Chain has demonstrated the stability and resilience of its foundational earnings across each quarter of 2023.
Engineered Materials
Engineered Materials reported third quarter net sales of $1.5 billion, a sequential decrease of 4 percent. Sequential volume declined by 1 percent as the impact of poor demand conditions across most end-markets was partially offset by sequential volume growth in automotive and medical. Third quarter pricing decreased by 3 percent sequentially as a result of challenging competitive dynamics across the year due to poor demand and raw material deflation. The business offset the impact of pricing and volume decreases by reducing costs, aligning production and inventory levels to demand, and pivoting to end-markets with relative demand strength. Engineered Materials reduced inventory by approximately $140 million across the third quarter and has delivered inventory reductions across the first three quarters of 2023 approaching $400 million. Engineered Materials delivered third quarter operating profit of $691 million, adjusted EBIT of $229 million, and operating EBITDA of $340 million at margins of 45, 15, and 22 percent, respectively. Sequential increases in these earnings metrics was supported by increased earnings contributions from Mobility & Materials (M&M) driven by volume growth and incremental synergies. Affiliate earnings decreased by $10 million sequentially, primarily driven by M&M-related affiliates.
Cash Flow and Tax
Celanese reported third quarter operating cash flow of $403 million and free cash flow of $268 million which included cash capital expenditures of $131 million. Celanese returned $76 million in cash to shareholders via dividends in the quarter.
The effective income tax rate was a benefit of 33 percent for the third quarter compared to an expense of 40 percent for the same quarter in 2022. The lower effective rate was primarily due to the relocation of certain intangible assets to align with the acquired M&M foreign operations, differences in the tax and U.S. GAAP gain from the formation of the Nutrinova JV, decreased earnings in high taxed jurisdictions related to current demand conditions, and a decrease in valuation allowances on U.S. foreign tax credit carryforwards due to revised forecasts of foreign sourced income and expenses during the carryforward period. The effective tax rate for 2023 adjusted earnings was revised to 9 percent based on the expected jurisdictional earnings mix for the full year and consideration of other non-recurring U.S. GAAP items.
Outlook
"Our focus remains on sustainably lifting the earnings power of Celanese by taking decisive actions to control what we can in an operating environment that remains volatile and uncertain," said Lori Ryerkerk. "Through the organizational, production footprint, and commercial actions we take, we are supporting near-term performance and laying the groundwork for amplified earnings growth when demand returns. We are hard at work to deliver sequential growth in the earnings contributions from our businesses in the fourth quarter, despite anticipated cold weather seasonality, and to position ourselves to enter 2024 with additional momentum."
Reflective of controllable actions, improvement in destocking conditions, and typical cold weather seasonality, the Company anticipates fourth quarter adjusted earnings per share of $2.10 to $2.50, inclusive of approximately $0.30 per share of M&M transaction amortization. Consequently, Celanese anticipates full year adjusted earnings per share at the lower-end of the previous $9.00 to $10.00 range, inclusive of approximately $1.20 per share of M&M transaction amortization.
Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the third quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on November 6, 2023. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Brian Bianco	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
brandon.ayache@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 13,000 employees worldwide and had 2022 net sales of $9.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; the ability to pass increases in raw material prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the accuracy or inaccuracy of our beliefs or assumptions regarding anticipated benefits of the acquisition (the "M&M Acquisition") by us of the majority of the Mobility & Materials business (the "M&M Business") of DuPont de Nemours, Inc.; the possibility that we will not be able to realize all of the anticipated improvements in the M&M Business's financial performance — including optimizing pricing, currency mix and inventory — or realize all of the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, within the anticipated timeframe, or at all, whether as a result of difficulties arising from the operation or integration of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; diversion of management's attention from ongoing business operations and opportunities and other disruption caused by the M&M Acquisition and the integration processes and their impact on our existing business and relationships; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war (such as the Russia-Ukraine conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein that have not closed; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.

Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about November 6, 2023 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(In $ millions, except share and per share data)
Net sales	2,723	2,795	2,301
Cost of sales	(2,050)	(2,109)	(1,755)
Gross profit	673	686	546
Selling, general and administrative expenses	(244)	(274)	(184)
Amortization of intangible assets	(41)	(42)	(10)
Research and development expenses	(32)	(40)	(25)
Other (charges) gains, net	(17)	(10)	(15)
Foreign exchange gain (loss), net	—	15	(2)
Gain (loss) on disposition of businesses and assets, net	503	—	(2)
Operating profit (loss)	842	335	308
Equity in net earnings (loss) of affiliates	12	23	73
Non-operating pension and other postretirement employee benefit (expense) income	(1)	(2)	25
Interest expense	(178)	(182)	(154)
Refinancing expense	(7)	—	—
Interest income	12	7	34
Dividend income - equity investments	30	31	30
Other income (expense), net	4	4	5
Earnings (loss) from continuing operations before tax	714	216	321
Income tax (provision) benefit	236	4	(127)
Earnings (loss) from continuing operations	950	220	194
Earnings (loss) from operation of discontinued operations	(1)	—	—
Income tax (provision) benefit from discontinued operations	—	1	(1)
Earnings (loss) from discontinued operations	(1)	1	(1)
Net earnings (loss)	949	221	193
Net (earnings) loss attributable to noncontrolling interests	2	(1)	(2)
Net earnings (loss) attributable to Celanese Corporation	951	220	191
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	952	219	192
Earnings (loss) from discontinued operations	(1)	1	(1)
Net earnings (loss)	951	220	191
Earnings (loss) per common share - basic
Continuing operations	8.74	2.01	1.77
Discontinued operations	(0.01)	0.01	(0.01)
Net earnings (loss) - basic	8.73	2.02	1.76
Earnings (loss) per common share - diluted
Continuing operations	8.70	2.00	1.76
Discontinued operations	(0.01)	0.01	(0.01)
Net earnings (loss) - diluted	8.69	2.01	1.75
Weighted average shares (in millions)
Basic	108.9	108.9	108.4
Diluted	109.4	109.3	109.1

Consolidated Balance Sheets - Unaudited

	As of September 30, 2023	As of December 31, 2022

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,357	1,508
Trade receivables - third party and affiliates, net	1,339	1,379
Non-trade receivables, net	570	675
Inventories	2,337	2,808
Other assets	284	241
Total current assets	5,887	6,611
Investments in affiliates	1,245	1,062
Property, plant and equipment, net	5,467	5,584
Operating lease right-of-use assets	395	413
Deferred income taxes	1,074	808
Other assets	535	547
Goodwill	6,991	7,142
Intangible assets, net	3,944	4,105
Total assets	25,538	26,272
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,408	1,306
Trade payables - third party and affiliates	1,263	1,518
Other liabilities	927	1,201
Income taxes payable	18	43
Total current liabilities	3,616	4,068
Long-term debt, net of unamortized deferred financing costs	12,291	13,373
Deferred income taxes	1,223	1,242
Uncertain tax positions	276	322
Benefit obligations	396	411
Operating lease liabilities	334	364
Other liabilities	453	387
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(5,490)	(5,491)
Additional paid-in capital	386	372
Retained earnings	12,308	11,274
Accumulated other comprehensive income (loss), net	(713)	(518)
Total Celanese Corporation stockholders' equity	6,491	5,637
Noncontrolling interests	458	468
Total equity	6,949	6,105
Total liabilities and equity	25,538	26,272